Exhibit 99.1

ABIOMED ANNOUNCES Q3 FY 2018 RECORD REVENUE OF $154 MILLION, UP 34% OVER PRIOR YEAR

-    U.S. Patient Utilization Grew 33%, Year Over Year

DANVERS, MA — February 1, 2018 – Abiomed, Inc. (NASDAQ: ABMD), a leading provider of breakthrough heart support and recovery technologies, today reported third quarter fiscal 2018 revenue of $154.0 million, an increase of 34% compared to revenue of $114.7 million for the same period of fiscal 2017.

Financial and operating highlights during the third quarter of fiscal 2018 include:

•	Worldwide revenue from Impella heart pumps totaled $148.0 million, an increase of 36% compared to revenue of $109.2 million during the same period in the prior year. U.S. revenue from Impella pumps grew 30% to $130.7 million and U.S. patient usage grew 33%.

•	Outside the U.S., revenue from Impella heart pumps totaled $17.3 million and was up 94% year over year, predominantly from Germany, which recorded $11.4 million, up 71%. Additionally, the Company recorded $1.1 million in revenue from Japan.

•	The installed base for Impella 2.5® heart pumps in the U.S. grew by an additional 10 hospitals, which made initial purchases of Impella heart pumps, bringing the installed customer base to 1,181 sites. The installed customer base for Impella CP® heart pumps grew by 41 new U.S. hospitals, bringing the total number of Impella CP sites to 1,134. The installed customer base for Impella 5.0® heart pumps grew by 14 new U.S. hospitals, bringing the total number of Impella 5.0 sites to 498.

•	An additional 36 sites made initial purchases of Impella RP® heart pumps during the quarter, bringing the total number of sites to 222.

•	Third quarter fiscal 2018 GAAP net income was $13.4 million, or $0.29 per diluted share. Third quarter fiscal 2018 adjusted* net income before the recently enacted Tax Reform Act was $32.2 million, or $0.70 per diluted share, compared to $15.4 million or $0.34 per diluted share for the prior year period. Third quarter fiscal 2018 adjusted* net income included income tax expense adjustments of approximately $18.8 million, or $0.41 per diluted share due primarily to the recently enacted Tax Reform Act and excess tax benefits on employee share-based compensation awards, which were not applicable in the prior year period.

•	Gross margin was 83.8% compared to 83.4% in the prior year.

•	Operating income was $44.8 million, or 29.1% operating margin, compared to $25.4 million, or 22.2% operating margin in the prior year.

•	The Company generated $56.7 million in cash from operating activities during the third quarter. Cash, cash equivalents and marketable securities totaled $350.7 million as of December 31, 2017, compared to $319.2 million at September 30, 2017. The Company currently has no debt.

•	In October 2017, the Company officially closed on the purchase of its Danvers, Massachusetts global headquarters for $16.5 million.

“It is an exciting time for the company as we collaborate with our customers to improve patient outcomes and the standard of care for circulatory support,” said Michael R. Minogue, Chairman, President and Chief Executive Officer, Abiomed. “The Field of Heart Recovery is growing and Abiomed is well positioned to capture the $5 billion U.S. market opportunity, while planting the seeds for future growth in global markets.”

FISCAL YEAR 2018 OUTLOOK

The Company is increasing its fiscal year 2018 revenue guidance again to approximately $583 million, an increase of approximately 31% from the prior year. This compares to the Company’s prior fiscal 2018 guidance of $565 million to $575 million and a 27% to 29% increase from the prior year. This guidance projects revenue to be approximately $164 million for the fourth quarter of fiscal 2018. The Company is increasing its fiscal year guidance for GAAP operating margin to approximately 26%. This compares to the Company’s prior fiscal 2018 guidance of 23% to 25%.

CONFERENCE CALL

The Company will host a conference call to discuss the results on Thursday, February 1, 2018, at 8:00 a.m. EST. Michael R. Minogue, Chairman, President and Chief Executive Officer and Robert L. Bowen, former Chief Financial Officer, will host the conference call.

To listen to the call live, please tune into the webcast via http://investor.abiomed.com or dial (855) 212-2361; the international number is (678) 809-1538. A replay of this conference call will be available beginning at 11 a.m. EST February 1, 2018 through 11:00 a.m. EST on February 8, 2017. The replay phone number is (855) 859-2056; the international number is (404) 537-3406. The replay access code is 2967997.

The ABIOMED logo, ABIOMED, Impella, Impella CP, and Impella RP are registered trademarks of Abiomed, Inc. in the U.S. and in certain foreign countries. Impella 2.5, Impella 5.0, and Recovering hearts. Saving lives. are trademarks of Abiomed, Inc.

ABOUT ABIOMED

Based in Danvers, Massachusetts, Abiomed, Inc. is a leading provider of medical devices that provide circulatory support. Our products are designed to enable the heart to rest by improving blood flow and/or performing the pumping of the heart. For additional information, please visit: www.abiomed.com

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements, including statements regarding development of Abiomed’s existing and new products, the Company’s progress toward commercial growth, future opportunities, expected regulatory approvals and fiscal year 2018 revenue and operating margin expectations. The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including uncertainties associated with development, testing and related regulatory approvals, including the potential for future losses, complex manufacturing, high quality requirements, dependence on limited sources of supply, competition, technological change, government regulation, litigation matters, future capital needs and uncertainty of additional financing, and other risks and challenges detailed in the Company’s filings with the Securities and Exchange Commission, including the most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this release or to reflect the occurrence of unanticipated events.

*	USE OF NON-GAAP MEASURES

To supplement its consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company uses the following non-GAAP financial measures: adjusted net income and adjusted net income per diluted share. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. The Company believes that these non-GAAP financial measures provide meaningful supplemental information regarding its performance and liquidity by excluding the provisional income tax expense related to the Tax Reform Act; and the excess tax benefits associated with share-based compensation arrangements. The Company believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing its performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to its historical performance and liquidity. The Company believes these non-GAAP financial measures are useful to investors because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by institutional investors and the analyst community to help them analyze the performance of the Company’s business.

Adjusted net income and adjusted net income per diluted share. The Company defines adjusted net income as net income, net of the provisional income tax expense related to the Tax Reform Act and the excess tax benefits associated with share-based compensation arrangements. The Company defines adjusted net income per diluted share as adjusted net income divided by diluted shares used for GAAP purposes which are calculated as the weighted average outstanding shares plus dilutive potential shares outstanding during the period. See below for a reconciliation of adjusted net income and adjusted net income per diluted share to net income and net income per diluted share.

For further information please contact:

Ingrid Goldberg,

Director, Investor Relations

978-646-1590

ir@abiomed.com

Abiomed, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(in thousands, except share data)

	December 31, 2017	March 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$50,502	$39,040
Short-term marketable securities	250,751	190,908
Accounts receivable, net	64,862	54,055
Inventories	46,891	34,931
Prepaid expenses and other current assets	9,192	8,024

Total current assets	422,198	326,958
Long-term marketable securities	49,485	47,143
Property and equipment, net	107,977	87,777
Goodwill	34,814	31,045
In-process research and development	16,241	14,482
Long-term deferred tax assets, net	75,201	34,723
Other assets	13,686	8,286

Total assets	$719,602	$550,414

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$21,991	$20,620
Accrued expenses	41,565	37,703
Deferred revenue	11,797	10,495
Current portion of capital lease obligation	—	799

Total current liabilities	75,353	69,617
Other long-term liabilities	466	3,251
Contingent consideration	10,423	9,153
Long-term deferred tax liabilities	878	783
Capital lease obligation, net of current portion	—	15,539

Total liabilities	87,120	98,343

Commitments and contingencies
Stockholders’ equity:
Class B Preferred Stock, $.01 par value	—	—
Authorized - 1,000,000 shares; Issued and outstanding - none
Common stock, $.01 par value	443	437
Authorized - 100,000,000 shares; Issued - 45,995,445 shares at December 31, 2017 and 45,249,281 shares at March 31, 2017
Outstanding - 44,271,905 shares at December 31, 2017 and 43,673,286 shares at March 31, 2017
Additional paid in capital	605,697	565,962
Retained earnings (accumulated deficit)	103,610	(46,959)
Treasury stock at cost - 1,723,540 shares at December 31, 2017 and 1,575,995 shares at March 31, 2017	(66,622)	(46,763)
Accumulated other comprehensive loss	(10,646)	(20,606)

Total stockholders’ equity	632,482	452,071

Total liabilities and stockholders’ equity	$719,602	$550,414

Abiomed, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(in thousands, except per share data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2017	2016	2017	2016
Revenue:
Product revenue	$153,989	$114,624	$419,202	$320,541
Funded research and development	33	50	111	83

	154,022	114,674	419,313	320,624

Costs and expenses:
Cost of product revenue	24,994	18,987	68,483	51,366
Research and development	17,706	16,349	54,027	50,061
Selling, general and administrative	66,556	53,935	187,233	158,053

	109,256	89,271	309,743	259,480

Income from operations	44,766	25,403	109,570	61,144

Other income:
Investment income, net	969	457	2,385	1,068
Other expense, net	(81)	(34)	(25)	(225)

	888	423	2,360	843

Income before income taxes	45,654	25,826	111,930	61,987
Income tax provision	32,208	10,394	36,607	24,770

Net income	$13,446	$15,432	$75,323	$37,217

Basic net income per share	$0.30	$0.36	$1.71	$0.86
Basic weighted average shares outstanding	44,247	43,431	44,095	43,125

Diluted net income per share	$0.29	$0.34	$1.65	$0.83
Diluted weighted average shares outstanding	45,869	44,770	45,731	44,597

Abiomed, Inc. and Subsidiaries

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures

(Unaudited)

(in thousands, except per share data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2017	2016	2017	2016
GAAP net income	$13,446	$15,432	$75,323	$37,217
GAAP net income includes the effect of the following items:
Effect of the Tax Reform Act on net deferred tax assets *	21,957	—	21,957	—
Excess tax benefits related to stock-based compensation awards **	(3,214)	—	(24,490)	—

	18,743	—	(2,533)	—

Adjusted net income	$32,189	$15,432	$72,790	$37,217

GAAP net income per share - diluted	$0.29	$0.34	$1.65	$0.83
GAAP diluted net income per share includes the effect of the following items:
Effect of the Tax Reform Act on net deferred tax assets *	0.48	—	0.48	—
Excess tax benefits related to stock-based compensation awards **	(0.07)	—	(0.54)	—

	$0.41	$—	$(0.06)	$—

Adjusted net income per share - diluted	$0.70	$0.34	$1.59	$0.83

Shares used in calculation of adjusted net income per diluted share	45,869	44,770	45,731	44,597

*	On December 22, 2017, the Tax Cut and Jobs Act (“the Tax Reform Act”) was enacted into law. This new tax law, among other items, reduces the U.S. federal statutory corporate income tax rate from 35% to 21% effective January 1, 2018. During the three and nine months ended December 31, 2017, the Company recorded a one-time income tax expense adjustment related to the revaluation of its deferred taxes due to a reduction of the U.S. federal statutory corporate income tax rate.
**	In the first quarter of fiscal 2018, the Company adopted Accounting Standards Update No. 2016-09, Improvements to Employee Share-Based Payment Accounting, which requires that all excess tax benefits and tax deficiencies related share-based compensation arrangements be recognized as income tax benefit or expense, instead of in stockholders’ equity as previous guidance required.